Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment to Form S-8 (filed on November 2, 2018) pertaining to the Global Employee Share Purchase Plan, the Long Term Incentive Plan 2014, and the Deferred Bonus Plan 2014 of Royal Dutch Shell plc of our reports dated March 13, 2019, with respect to the consolidated financial statements of Royal Dutch Shell plc and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
London, United Kingdom

December 16, 2019